Exhibit 99.1

1000 Louisiana, Suite 4300
Houston, TX 77002
713.584.1000
www.targaresources.com
Targa Resources Partners LP Agrees to Acquire Remaining Assets from Targa Resources, Inc. and
Distribution Increase for Third Quarter 2010 to be Recommended by Management
HOUSTON, September 14, 2010 – Targa Resources Partners LP (NYSE: NGLS) (“Targa Resources Partners” or the “Partnership”) announced today that it has agreed to acquire Targa Resources, Inc.’s (“Targa” or the “Company”) 76.8% ownership interest in Venice Energy Services Company (“VESCO”), a joint venture that is operated by Targa. The natural gas gathering and processing business is located near Venice, LA in Plaquemines Parish along the Louisiana Gulf Coast. Total value of the transaction is approximately $167.5 million, subject to certain adjustments. Consideration paid to Targa will consist entirely of cash funded through borrowings under the Partnership’s senior secured revolving credit facility.
“We are pleased to announce this acquisition which will be immediately accretive to NGLS unit holders. The business addition increases the Partnership’s scale and continues to position the Partnership for future growth,” said Rene Joyce, Chief Executive Officer of the Partnership’s general partner and of Targa. “Management’s goal is to distribute to unit holders a portion of the cash flow accretion associated with this acquisition. If the closing of this acquisition occurs in the third quarter, we plan to recommend an increase to the Board of Directors in the annualized cash distribution rate of 4 cents to $2.15 per common unit for the third quarter of 2010 distribution, compared to the current rate of $2.11 per common unit.”
The third quarter distribution (if approved by the board) is currently expected to be declared in October 2010 and paid in November 2010.
Highlights of the VESCO natural gas gathering and processing business to be acquired by the Partnership include:
•	Two cryogenic processing trains with a combined 750 MMcf/d of capacity;

•	Gross natural gas plant inlet and NGL production of approximately 421 MMcf/d and 22 MBbl/d for the six month period ending June 30, 2010;

•	Forecasted gross natural gas plant inlet volumes for the six month period ending December 31, 2010 should exceed those of the first six months of 2010, based on current estimates;

•	Venice Gathering System (“VGS”), a wholly owned subsidiary of VESCO, owns and operates an offshore gathering system with approximately 160 miles of pipelines which capture volumes from the Gulf of Mexico;

•	Additional gas supply interconnects (direct or indirect) with Enbridge Mississippi Canyon Gathering System, Tetco South Pass System, Tetco Main Pass System and various producer owned pipelines which provide most of current supply; and

•	Gas delivery interconnects to Tetco, Gulfsouth and Columbia Gulf.

VESCO Description, Capex Outlook and Operating Information
VESCO owns and operates a coastal straddle plant that processes volumes of natural gas from multiple offshore producing areas in the Gulf of Mexico through a series of third-party offshore gathering pipeline systems. Additionally, VESCO owns VGS’ gathering system, an offshore gathering system with approximately 160 miles of pipeline, regulated as an interstate pipeline by the Federal Energy Regulatory Commission (“FERC”). VESCO processes gas in two cryogenic trains with a combined capacity of approximately 750 MMcf/d.
Almost all of the volumes are processed under hybrid contracts. In periods of favorable processing economics, hybrid contracts are similar to percent-of-liquids contracts. In periods of unfavorable processing economics, hybrid contracts are similar to fee-based contracts.
We estimate gross capital expenditures associated with VESCO for the six month period ending December 31, 2010, which consist almost entirely of maintenance capital expenditures for the period, will be approximately $1 million.

						Six Month Period Ending June 30,
			Approximate	2009	2009	2010	2010
			Gross	Approximate	Approximate	Approximate	Approximate
			Processing	Gross Inlet	Gross NGL	Gross Inlet	Gross NGL
	%	County or	Capacity	Throughput	Production	Throughput	Production
	Owned	Parish	(MMcf/d) (1)	Volume	(MBbl/d) (1)	Volume	(MBbl/d) (1)
VESCO	76.8	Plaquemines, LA	750.0	363.0	22.8	421.0	22.0

(1)	Operating statistics represent 100% interest of which the Partnership will own 76.8% upon closing.
Additional Transaction Details
The transaction, which is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is anticipated to close in September of this year.
The Board of Directors of the general partner of the Partnership approved the transaction based on a recommendation from its Conflicts Committee which consists entirely of independent directors. Tudor, Pickering, Holt & Co. Securities, Inc. acted as financial advisor and rendered a fairness opinion to the Conflicts Committee. Evercore Partners acted as a financial advisor to Targa.

About Targa Resources Partners
Targa Resources Partners was formed by Targa to engage in the business of gathering, compressing, treating, processing and selling natural gas and storing, fractionating, treating, transporting and selling natural gas liquids and natural gas liquids products. Targa Resources Partners owns an extensive network of integrated gathering pipelines and gas processing plants and currently operates in Southwest Louisiana, the Permian Basin in West Texas and Southeast New Mexico and the Fort Worth Basin in North Texas. Additionally, our natural gas liquids logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States. A subsidiary of Targa is the general partner of Targa Resources Partners.
Targa Resources Partners’ principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000. For more information, visit www.targaresources.com.
Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa Resources Partners’ control, which could cause results to differ materially from those expected by management of Targa Resources Partners. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed with the Securities and Exchange Commission. Targa Resources Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Investor contact:
713-584-1133
Anthony Riley
Sr. Manager — Finance / Investor Relations
Matthew Meloy
Vice President — Finance and Treasurer

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